                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                                    PACIFIC
                                  ENTERPRISES
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                                    PACIFIC
                                  ENTERPRISES
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
     Check box if any part of the fee is offset as provided by Exchange Act Rule / / 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                           [PACIFIC ENTERPRISES LOGO]

                                                           633 WEST FIFTH STREET
                                                      LOS ANGELES, CA 90071-2006

WILLIS B. WOOD, JR.
CHAIRMAN AND
CHIEF EXECUTIVE OFFICER

                                                                  March 22, 1994

Dear Shareholder:

    On behalf of the Board of Directors, it is a pleasure to invite you to our Annual Meeting of Shareholders to be held in Los Angeles on May 5. I hope you will find it convenient to attend.

    At the Annual Meeting directors will be elected and the employee stock option plan described in the accompanying proxy statement will be voted upon. If properly presented at the meeting, the shareholder proposal described in the proxy statement will also be considered. Confidential voting is provided for employee shareholders voting through the company's employee benefit plans and other shareholders may elect confidential voting if they so desire.

    Whether you own a few or many shares and whether or not you plan to attend in person, it is important that your shares be voted at the Annual Meeting. I urge you to complete the enclosed proxy or voting instruction and return it promptly. If you have any questions concerning the Annual Meeting, please call Pacific Enterprises Shareholder Services, 1-800-722-5483.

                                          Very truly yours,

                                          Willis B. Wood, Jr.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The 108th Annual Meeting of Shareholders of Pacific Enterprises will be held on Thursday, May 5, 1994 at 9:30 a.m. in the Westin Bonaventure Hotel, 404 South Figueroa Street, Los Angeles, California. At the Annual Meeting, shareholders will consider the following items of business:

       1. The election of directors.

       2. Approval of an employee stock option plan.

       3. If properly presented at the meeting, approval of a shareholder proposal.

       4. Such other business as may properly come before the meeting.

    Shareholders of record at the close of business on March 21, 1994, are entitled to notice of and to vote at the Annual Meeting.

    ONLY SHAREHOLDERS OF PACIFIC ENTERPRISES ARE ENTITLED TO ATTEND THE ANNUAL MEETING.

    AN ADMISSION TICKET TO THE ANNUAL MEETING IS PRINTED ON THE INSIDE BACK COVER OF THIS PROXY STATEMENT. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE BRING THIS TICKET WITH YOU. IT WILL ADMIT YOU AND A GUEST OR FAMILY MEMBER TO THE MEETING.

    Shareholders who do not bring an admission ticket to the Annual Meeting must have their share ownership verified to obtain admission. Shareholders of record will be admitted upon verification of record share ownership at the admission desk. Shareholders who own shares through banks, brokerage firms, nominees, employee benefit plans or other account custodians, must present proof of beneficial share ownership (such as a brokerage account or employee benefit plan statement) at the admission desk.

    If you expect to attend the Annual Meeting in person, please check the attendance box provided on the enclosed proxy card or voting instruction. Seating is limited and will be on a first-come, first-served basis. Doors will open at 8:30 a.m.

                                          Thomas C. Sanger, Secretary

March 22, 1994

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Pacific Enterprises........................................................................................           1
Outstanding Shares and Voting Rights.......................................................................           1
Board of Directors.........................................................................................           3
Election of Directors......................................................................................           4
Share Ownership of Directors and Executive Officers........................................................           8
Financial Performance and Shareholder Returns..............................................................           9
Report of the Compensation Committee.......................................................................          12
Executive Compensation.....................................................................................          16
Employee Stock Option Plan.................................................................................          20
Shareholder Proposal.......................................................................................          24
Solicitation of Proxies and Voting Instructions............................................................          26
Independent Auditors.......................................................................................          27
Annual Reports.............................................................................................          27
1995 Annual Meeting........................................................................................          27
Other Business.............................................................................................          28

                           [PACIFIC ENTERPRISES LOGO]

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    Pacific Enterprises is providing this Proxy Statement to shareholders in connection with its Annual Meeting of Shareholders to be held May 5, 1994. It is being mailed to shareholders commencing March 22, 1994.

                              PACIFIC ENTERPRISES

    Pacific Enterprises is a Los Angeles-based utility holding company engaged in supplying natural gas throughout most of Southern and portions of Central California. These operations are conducted through Southern California Gas Company, the nation's largest natural gas distribution utility, which provides gas service through 4.7 million meters to 535 cities and communities in a 23,000-square-mile service territory with a population of 16 million. Through other subsidiaries, Pacific Enterprises is also engaged in interstate and offshore natural gas transmission to serve its utility operations and in alternate energy development.

    Pacific Enterprises was incorporated in California in 1907 as the successor to a corporation organized in 1886. Its principal executive offices are located at 633 West Fifth Street, Los Angeles, California and its telephone number is
(213) 895-5000.

                      OUTSTANDING SHARES AND VOTING RIGHTS

    Shareholders who are present at the Annual Meeting in person or by proxy will be entitled to one vote for each share of Pacific Enterprises Common Stock and Voting Preferred Stock which they held of record on March 21, 1994. On that date 84,381,175 shares of Pacific Enterprises Common Stock and 1,100,353 shares of Pacific Enterprises Voting Preferred Stock were outstanding.

    Pacific Enterprises' bylaws permit each shareholder who desires to do so to elect that his or her identity and individual vote be held confidential. Confidentiality will not apply to the extent that voting disclosure is required by applicable law or is appropriate to assert or defend any claim relating to shareholder voting. Confidentiality also will not apply with respect to any matter for which shareholder votes are solicited in opposition to the nominees or voting recommendations of the Board of Directors unless the persons engaged in the opposition solicitation provide shareholders with voting confidentiality (which, if not otherwise provided, will be requested by Pacific Enterprises) comparable to the voting confidentiality provided by Pacific Enterprises. A shareholder desiring confidential voting must mark the appropriate box and return the enclosed proxy card.

    The employee benefit plans of Pacific Enterprises and its subsidiaries automatically provide for confidential voting by employees participating in the plans. Employees holding shares through these plans need not take any action to obtain confidential voting and may vote their shares by returning the enclosed voting instruction.

    Proxies and voting instructions that are timely received will be voted in the manner directed thereon. If no direction is given, they will be voted, as to the shares for which they are authorized to be voted, in accordance with the recommendations of the Board of Directors. Only votes for or against a particular matter will be counted as votes cast in determining the outcome of that matter.

                               BOARD OF DIRECTORS

    Pacific Enterprises' entire Board of Directors is elected at each Annual Meeting of Shareholders. During 1993, the Board of Directors held fifteen meetings.

BOARD COMMITTEES

    The Board of Directors maintains standing Audit, Compensation, Corporate Social Responsibility, Environmental, Executive, Finance and Technology, and Nominating Committees.

    THE AUDIT COMMITTEE, which consists entirely of non-officer directors, recommends to the Board of Directors the selection of independent auditors; approves and reviews services and fees of independent auditors; and reviews accounting policies, internal accounting controls and the results of audit engagements. During 1993, the Committee held five meetings.

    THE COMPENSATION COMMITTEE reviews the performance and approves the compensation of senior management (except that of the chief executive officer, which requires approval by the Board of Directors) and recommends the adoption of and administers compensation plans in which senior management is eligible to participate. The Committee also considers management succession plans. During 1993, the Committee held six meetings.

    THE CORPORATE SOCIAL RESPONSIBILITY COMMITTEE reviews and monitors Pacific Enterprises' fulfillment of its responsibilities on matters of public policy. During 1993, the Committee held two meetings.

    THE ENVIRONMENTAL COMMITTEE reviews and monitors Pacific Enterprises' fulfillment of its environmental responsibilities. During 1993, the Committee held three meetings.

    THE EXECUTIVE COMMITTEE may act on all but certain major corporate matters reserved to the Board of Directors. It meets when emergency issues or scheduling make it difficult to assemble the Board of Directors. During 1993, the Committee held one meeting.

    THE FINANCE AND TECHNOLOGY COMMITTEE reviews and monitors financial and technological matters affecting Pacific Enterprises. During 1993, the Committee held three meetings.

    THE NOMINATING COMMITTEE considers and makes recommendations regarding the nominations of directors and the size and composition of the Board of Directors. During 1993, the Committee held four meetings. The Committee will consider shareholder suggestions for nominees for director. Suggestions may be submitted to the Secretary of Pacific Enterprises, P.O. Box 60043, Los Angeles, California 90060-0043. Biographical information concerning the proposed nominee should also be included to assist the Committee in its deliberations.

DIRECTOR COMPENSATION

    Directors who are also officers of Pacific Enterprises or its subsidiaries are not separately compensated for their services as directors or as members of Committees of the Board of Directors. Non-officer directors receive annual retainers of $25,000 and an additional $3,000 for each Committee which they chair. Non-officer directors also receive $900 for each meeting of the Board of Directors or Committee of the Board of Directors which they attend. Directors may defer the receipt of their compensation and earn interest on the amounts deferred.

    Non-officer directors receive retirement benefits commencing upon the later of retirement or attaining age 65. The annual retirement benefit is the annual base retainer from time to time in effect plus the Board meeting fee from time to time in effect multiplied by ten. The benefit continues for a maximum period equal to the director's years of service as a non-officer director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of five members, all of whom are non-officer directors and current or former chief executive officers of corporations listed on the New York Stock Exchange. The members of the Committee are James F. Dickason, Wilford D. Godbold, Jr., Harold M. Messmer, Jr., Paul A. Miller and Rocco C. Siciliano. Mr. Miller is a former officer of Pacific Enterprises who retired as Chairman of the Board and Chief Executive Officer in 1989.

                             ELECTION OF DIRECTORS

    The Board of Directors currently is comprised of fourteen directors, four of whom (James F. Dickason, Joseph N. Mitchell, Rocco C. Siciliano and Leonard H. Straus) will retire at the Annual Meeting of Shareholders. The authorized number of directors has been reduced to reflect these retirements.

    At the Annual Meeting, ten directors (comprising the then entire authorized number of directors) will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The ten director candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors.

    The names of the Board of Directors' ten nominees for election as directors and biographical and shareholding information (see also "Share Ownership of Directors and Executive Officers") regarding each nominee are set forth below. Each nominee is currently a director of both Pacific Enterprises and Southern California Gas Company and, unless otherwise noted, has held the position set forth beneath his or her name or various positions with the same organization for at least the last five years.

    The proxies and voting instructions solicited by this Proxy Statement will be voted for the election of these nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies and voting instructions may be voted for a substitute nominee designated by the Board of Directors or the authorized number of directors may be reduced.

                  HYLA H. BERTEA,
                  COMMUNITY LEADER.

                  Mrs. Bertea, 53, has been a director of Pacific Enterprises since 1988. She is a Senior Marketing Consultant and a realtor with Grubb & Ellis, a real estate sales company, and from 1988 to 1990 was a Vice President of The Dalebout Association, a real estate sales company. For a number of years she has been involved in leadership positions with various cultural, educational and health organizations in the Orange County and Los Angeles areas. She was a co-commissioner of gymnastics and member of the executive staff for the 1984 Olympics.

Committees:   Audit and Nominating    Shares:  9,273

                  HERBERT L. CARTER,
                  PRESIDENT AND CHIEF EXECUTIVE OFFICER OF UNITED WAY OF LOS ANGELES, INC.

                  Dr. Carter, 60, has been a director of Pacific Enterprises since 1991. He was Executive Vice Chancellor of the California State University from 1974 until 1992. He is a director of
Golden State Mutual Insurance Co.; a member of the Board of Councilors of the School of Public Administration, University of Southern California; and a member of the Board of Trustees of Loyola Marymount University.

Committees:   Corporate Social        Shares:    759
              Responsibility
              and Environmental

                  RICHARD D. FARMAN,
                  PRESIDENT OF PACIFIC ENTERPRISES AND CHIEF EXECUTIVE OFFICER OF SOUTHERN CALIFORNIA GAS COM-
                  PANY.

                  Mr. Farman, 58, has been a director of Pacific Enterprises since 1992. He is also a director of Union Bank, Associated
Electric & Gas Insurance Services Ltd., KCET Public Television and the Los Angeles Area Chamber of Commerce. He is a former Chairman of the American Gas Association and is immediate past Chairman of the Natural Gas Council.

Committees:   Environmental,          Shares: 60,357
              Executive and
              Finance and
              Technology

                  WILFORD D. GODBOLD, JR.,
                  PRESIDENT, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF ZERO CORPORATION, AN INTERNATIONAL MANUFACTURER OF ENCLOSURES AND COOLING EQUIPMENT FOR THE ELECTRONICS MARKET, AND OF AIR CARGO AND AIR FREIGHT ENCLOSURES.

Mr. Godbold, 55, has been a director of Pacific Enterprises since 1990. He is also a director of Santa Fe Pacific Pipelines, Inc.; immediate past Chairman of the Board of Directors of the California State Chamber of Commerce; Chairman of the Board of Directors of The Employer's Group; a member of the Board of Trustees of the 4 A's Foundation; and a member of the Council on California Competitiveness. He is past President of the Board of Trustees of Marlborough School.

Committees:   Audit, Compensation     Shares:  2,000
              and Finance and
              Technology

                  IGNACIO E. LOZANO, JR.,
                  EDITOR-IN-CHIEF OF LA OPINION, A SPANISH LANGUAGE DAILY NEWSPAPER. DURING 1976 AND 1977 MR. LOZANO SERVED AS UNITED STATES AMBASSADOR TO EL SALVADOR.

                  Mr. Lozano, 67, has been a director of Pacific Enterprises since 1978. He is also a director of BankAmerica Corporation, Bank of America NT&SA, The Walt Disney Company, Pacific Mutual Life Insurance Company, the Santa Anita Foundation, the Youth Opportunities Foundation and South Coast Repertory Theatre. He is a trustee of the University of Notre Dame. He is a member of the California Press Association and the Los Angeles Press Club.

Committees:   Corporate Social        Shares:  1,294
              Responsibility
              and Nominating

                  HAROLD M. MESSMER, JR.,
                  CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF ROBERT HALF INTERNATIONAL INC., A PERSONNEL SERVICE FIRM SPECIALIZING IN THE ACCOUNTING, FINANCIAL, BANKING AND INFORMATION SYSTEMS FIELDS.

                  Mr. Messmer, 48, has been a director of Pacific Enterprises since 1991. He is also a director of Airborne Freight Corporation, Health Care Property Investors, Inc., NationsBank of North Carolina, N.A., and Spieker Properties, Inc. He is an active member of the Young Presidents Organization and serves on the board of several civic and educational groups, including the San Francisco Bay Area Council and the San Francisco Boys and Girls Club. He is a trustee of Sacred Heart Schools.

Committees:   Audit, Compensation     Shares:  6,000
              and Finance and
              Technology

                  PAUL A. MILLER,
                  RETIRED CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF PACIFIC ENTERPRISES; CHAIRMAN OF THE EXECUTIVE COMMITTEE OF PACIFIC ENTERPRISES.

                  Mr. Miller, 69, has been a director of Pacific Enterprises since 1952. He is also a director of Newhall Management
Corporation, Wells Fargo & Company, Wells Fargo Bank, N.A., and a trustee of Mutual Life Insurance Company of New York and the University of Southern California.

Committees:   Compensation and        Shares: 11,386
              Executive

                  JOSEPH R. RENSCH,
                  RETIRED OFFICER OF PACIFIC ENTER-
                  PRISES.

                  Mr. Rensch, 71, has been a director of Pacific Enterprises since 1970. He was the President of Pacific Enterprises from 1972 until 1986 and the Vice Chairman of the Board from 1986 until his retirement in 1988. He is a member of the American Bar Association and a registered California Professional Engineer.

Committee:    Corporate Social        Shares: 26,270
              Responsibility

                  DIANA L. WALKER,
                  IS A PARTNER IN THE LOS ANGELES BASED LAW FIRM OF O'MELVENY & MYERS.

                  Mrs. Walker, 52, has been a director of Pacific Enterprises since 1989. She is a former trustee of Marlborough School. She has served on various professional organizations. O'Melveny & Myers, of whom Mrs. Walker is a partner, provides legal services to Pacific Enterprises.

Committees:   Audit and Finance       Shares:    500
              and Technology

                  WILLIS B. WOOD, JR.,
                  CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF PACIFIC ENTERPRISES AND PRESIDING DIRECTOR OF SOUTHERN CALIFORNIA GAS COMPANY.

                  Mr. Wood, 59, has been a director of Pacific Enterprises since 1989. He is also a director of Great Western Financial Corporation, Great Western Bank, the California Medical Center Foundation, the California State Chamber of Commerce and the Automobile Club of Southern California; a trustee of Harvey Mudd College and the Southwest Museum; and a member of the California Business Roundtable.

Committees:   Executive              Shares: 124,001

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of Pacific Enterprises Common Stock beneficially owned as of March 21, 1994 by each director, the chief executive officer and the four other most highly compensated executive officers of Pacific Enterprises and, as a group, of such persons and all other executive officers.

                                                                      NUMBER OF SHARES
NAME                                                                  OF COMMON STOCK
- -------------------------------------------------------------------  ------------------
Hyla H. Bertea (#1)................................................            9,273
Herbert L. Carter (#2).............................................              759
James F. Dickason (#3).............................................            5,414
Richard D. Farman (#4).............................................           60,357
Wilford D. Godbold, Jr.............................................            2,000
Lloyd A. Levitin (#4)..............................................           64,332
Leslie E. LoBaugh, Jr. (#4)........................................           32,754
Ignacio E. Lozano, Jr. (#1)........................................            1,294
Harold M. Messmer, Jr..............................................            6,000
Paul A. Miller.....................................................           11,386
Joseph N. Mitchell (#3)(#5)........................................            8,536
Warren I. Mitchell (#4)............................................           35,166
Joseph R. Rensch...................................................           26,270
Rocco C. Siciliano (#3)............................................              -0-
Leonard H. Straus (#3)(#6).........................................          637,251
Diana L. Walker....................................................              500
Willis B. Wood, Jr. (#4)...........................................          124,001
All Directors and Executive Officers as a group (18 persons)
 (#4)..............................................................        1,053,999

- --------------------------
#1 Includes shares held by spouse. Such shares total 4,100 shares for Mrs. Bertea and 500 shares for Mr. Lozano.
#2   Includes 35 shares held as guardian.
#3 Messrs. Dickason, Mitchell, Siciliano and Straus will retire as directors at the Annual Meeting. The authorized number of directors has been reduced to ten to reflect their retirements.
#4 Includes shares issuable upon exercise of employee stock options that are exercisable prior to May 31, 1994. Such option shares total 43,600 shares for Mr. Farman, 49,600 shares for Mr. Levitin, 30,560 shares for Mr. LoBaugh, 30,200 shares for Mr. Mitchell, 97,000 shares for Mr. Wood and 273,760 shares for all executive officers as a group.
#5 Includes 6,800 shares held as co-general partner of a limited partnership, 1,217 shares held as trustee of a family trust and 519 shares held as trustee for adult children.
#6   Includes 270,717 shares held by trusts of which spouse is a co-trustee.

    No director or executive officer beneficially owns 1% or more of Pacific Enterprises Common Stock or any shares of Pacific Enterprises Preferred Stock. The shares of Pacific Enterprises Common Stock owned by all directors and executive officers as a group represent approximately 1% of the outstanding voting shares.

    THE FOLLOWING INFORMATION CONTAINED UNDER THE CAPTIONS "FINANCIAL PERFORMANCE AND SHAREHOLDER RETURNS" AND "REPORT OF THE COMPENSATION COMMITTEE" SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHALL NOT BE DEEMED TO BE INCORPORATED INTO ANY FILING BY PACIFIC ENTERPRISES UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 IN THE ABSENCE OF SPECIFIC REFERENCE TO SUCH INFORMATION AND CAPTIONS.

                 FINANCIAL PERFORMANCE AND SHAREHOLDER RETURNS

    Pacific Enterprises returned to profitability in 1993 and resumed dividends on its Common Stock. This was accomplished through the completion of a strategic restructuring and the continued strong performance of gas utility operations conducted through Southern California Gas Company, which has achieved or exceeded its authorized rate of return on rate base for the last 11 consecutive years.

    The restructuring was part of a new strategic plan to refocus on natural gas utility operations. It was adopted in 1992 in response to increasingly unsatisfactory financial performance and shareholder returns attributable to non-utility operations. Non-utility operations had been greatly expanded in 1986 with the initial acquisition of retailing operations and, to a lesser extent, again in 1988 with additional acquisitions in retailing and in oil and gas exploration and production. The profitability of gas utility operations could not offset declines in non-utility operations and earnings per share increasingly declined beginning in 1988 and substantial and increasing losses were incurred beginning in 1990. As a result, non-utility related indebtedness increased substantially and dividends on Common Stock were reduced in 1991 and suspended in 1992.

    During 1992 and early 1993, retailing and oil and gas exploration and production operations were sold with the sale proceeds applied to reduce non-utility related debt and the remaining debt was refinanced. Corporate staff and other expenses also were reduced. In addition, a quasi-reorganization for financial reporting purposes was effected on December 31, 1993, adjusting remaining non-utility assets to fair value and eliminating an accumulated deficit in retained earnings.

    In mid-1993, Pacific Enterprises completed a public offering of 8 million shares of its Common Stock and applied a portion of the proceeds of the offering to the repayment of substantially all remaining non-utility debt. Cash dividends on Common Stock were then resumed at an initial annual rate of $1.20 per share.

    The restructuring was completed later in 1993 by establishing common membership for the Boards of Directors of Pacific Enterprises and Southern California Gas Company and electing several officers in common between the two companies. These include Willis B. Wood, Jr., Chairman and Chief Executive Officer of Pacific Enterprises, who was elected as Presiding Director of Southern California Gas Company and Richard D. Farman, Chief Executive Officer of Southern California Gas Company, who was elected as President of Pacific Enterprises.

    Pacific Enterprises financial results for 1993 and over the past five years have been reflected in its stock price performance and total return to shareholders as shown in the graphs on the following page. These graphs compare the market value over the last year and the last five years (assuming reinvestment of dividends) of an initial $100 investment in Pacific Enterprises Common Stock at the beginning of each period with an identical investment in a weighted basket of stocks comprising the Standard & Poor's 500 Stock Index and indices of diversified/integrated gas utilities and gas distribution utilities developed by the American Gas Association.

    The companies comprising the American Gas Association's diversified/integrated gas utilities group are Arkla, Inc., Chesapeake Utilities, Columbia Gas System, Consolidated Natural Gas, Eastern Enterprises, Energen Corporation, Enserch Corporation, Equitable Resources, K N Energy, Inc., Nicor Inc., Oneok, Inc., Pacific Enterprises, Pennsylvania Enterprises, Questar Corporation, South Jersey Industries, Southwest Gas Corporation, UGI Corporation, Valley Resources, Inc., Washington Energy and Wicor, Inc.

    The companies comprising the American Gas Association's gas distribution utilities group are Atlanta Gas Light Co., Atmos Energy Corporation, Bay State Gas Company, Brooklyn Union Gas Co., Cascade Natural Gas Corp., Colonial Gas Company, Connecticut Energy Corp., Connecticut Natural Gas, Delta Natural Gas Co., Inc., Energynorth, Inc., Essex County Gas Company, Energywest, Indiana Energy, Inc., MCN Corporation, Mobile Gas Service Corp., New Jersey Resources Corp., North Carolina Natural Gas, Northwest Natural Gas Co., NUI Corporation, Peoples Energy Corporation, Piedmont Natural Gas Co., Providence Energy Corp., PS Co of North Carolina, Southern Union Company, United Cities Gas Company, Washington Gas Light Co., Wisconsin Southern Gas Co. and Yankek Energy System, Inc.

    In its proxy statement for the 1993 Annual Meeting of Shareholders, Pacific Enterprises compared its cumulative total return to shareholders only to the Standard & Poor's 500 Stock Index and the American Gas Association's index of diversified/integrated gas utilities. As a result of the sale of its non-utility operations and the completion of its strategic restructuring during 1993, Pacific Enterprises this year has elected also to compare its total return to the American Gas Association gas distribution utilities group as more comparable with the non-diversified utility nature of its business during 1993 and for future years.

    The factors affecting Pacific Enterprises future performance are discussed under the caption "Financial Review -- Management's Discussion and Analysis" in Pacific Enterprises 1993 Annual Report to Shareholders and in the financial statements appearing on pages 17 through 40 of the Annual Report.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                                               1989   1990   1991   1992   1993
                                               ----   ----   ----   ----   ----
Pacific Enterprises.........................   $146   $122   $ 89   $ 64   $ 84
S & P 500...................................    132    127    166    179    197
AGA Diversified/Integrated Gas Utilities....    132    127    108    114    130
AGA Gas Distribution Utilities..............    140    134    162    193    225

                COMPARISON OF ONE YEAR CUMULATIVE TOTAL RETURN*

                                         3/31/93   6/30/93   9/30/93   12/31/93
                                         -------   -------   -------   --------
Pacific Enterprises...................   $  132    $  132    $  144    $   131
S & P 500.............................      104       105       108        110
AGA Diversified/Integrated Gas
 Utilities............................      104       105       108        113
AGA Gas Distribution Utilities........      104       105       108        116

- ------------------------
 *    Assumes $100 invested on January 1, 1989 and all dividends reinvested.
** Assumes $100 invested on January 1, 1993 and all dividends reinvested. Data for AGA Gas Distribution Utilities and AGA Diversified/Integrated Utilities represent average return for the year by quarter.

                      REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors is composed of five non-officer directors, all of whom are current or former chief executive officers of corporations listed on the New York Stock Exchange. The Chairman of the Committee is Harold M. Messmer, Jr., who joined the Committee in February 1994.

COMMITTEE RESPONSIBILITIES

    The Compensation Committee reviews management compensation levels, evaluates management performance, and considers management succession and related matters. The Committee also administers Pacific Enterprises' various executive incentive plans.

    Each year the Compensation Committee reviews and approves a compensation plan for Pacific Enterprises' executive officers. The plan is developed in conjunction with independent compensation consultants and includes a review of compensation practices of comparable utility and gas utility companies throughout the United States (including companies included in the American Gas Association's index of gas distribution utilities) and major California general industry companies with which Pacific Enterprises competes for executives, a review of the performance of these companies and Pacific Enterprises and subjective judgments as to the past and expected future contributions of Pacific Enterprises' individual executives.

    Base salaries are reviewed annually and adjustments are also considered upon changes in executive responsibilities. Annual target and maximum bonus opportunity levels are developed and historically have been set at general industry levels for other California companies with which Pacific Enterprises competes for executives. The payment of these bonuses is tied to Pacific Enterprises' success in achieving returns on equity established annually by the Compensation Committee as appropriate for Pacific Enterprises' mix of businesses and the degree to which, in the judgment of the Committee, an executive's performance and responsibilities contribute to that success. Longer term incentive compensation historically has been provided by long-term incentive bonuses tied to Pacific Enterprises' success in achieving longer-term financial goals, although the Committee has more recently placed greater emphasis on stock options to provide long-term incentives.

COMPENSATION CONSULTANTS

    To assist the Compensation Committee in performing its functions, the Committee retains the services of nationally known independent consulting firms specializing in executive compensation issues. Since 1990, these services have been provided by Hewitt Associates, which advises the Committee as to the appropriateness of executive compensation in achieving Pacific Enterprises' objectives. In doing so, Hewitt Associates prepares and reviews with the Committee surveys and other materials reflecting compensation practices of other companies and other factors (including relative performance and general economic conditions) which they deem relevant.

COMPENSATION ACTIONS

    Pacific Enterprises returned to profitability in 1993 and resumed the payment of dividends on Common Stock after several years of unsatisfactory financial performance as a consequence of disappointing results on non-utility operations. This return to profitability and prior years' unsatisfactory performance have been reflected in Pacific Enterprises returns to shareholders (See "Financial Results and Shareholder Returns") and in the compensation of Pacific Enterprises' executives.

    SALARIES

    Through 1993, salaries for executive officers were generally frozen at 1991 levels except for adjustments to reflect changes in executive responsibilities. Willis B. Wood, Jr. received a 24% salary increase upon becoming Chief Executive Officer in December 1991 and an additional 10% increase upon assuming the additional responsibilities of Chairman of the Board in September 1992.

    Richard D. Farman, Chief Executive Officer of Southern California Gas Company, also received a promotional increase of 9% in September 1993. In addition, Messrs. Farman and Mitchell, whose performance is evaluated based upon that of Southern California Gas Company of which they are the Chief Executive Officer and President, respectively, also received salary increases for 1992 and 1993 based upon the superior performance of utility operations.

    Reflecting a policy to put more chief executive compensation "at risk" and a related 80,000-share stock option grant in 1993, Mr. Wood has not received a salary increase for 1994. Mr. Farman (who received a promotional increase in September 1993) also has not received a salary increase for 1994. Other executive officers have been awarded salary increases for 1994 averaging 4.4%.

    BONUSES

    No annual bonuses were paid for 1991 except to Messrs. Farman and Mitchell based upon the superior performance of Southern California Gas Company, and to Leslie E. LoBaugh, Jr., Vice President and General Counsel, based upon his individual performance. In evaluating performance and determining annual bonuses for 1992 and 1993, the Compensation Committee has taken particular note of Pacific Enterprises' success in developing and implementing the strategic plan and restructuring program that returned Pacific Enterprises to profitability and permitted the resumption of dividends in 1993.

    The development and initial implementation of the strategic restructuring program in 1992 resulted in the Compensation Committee paying annual bonuses for that year based upon individual performance to Mr. Wood and other executive officers in that year. In addition, the continued superior performance of Southern California Gas Company for 1992 resulted in paying maximum annual bonuses to Messrs. Farman and Mitchell.

    For 1993, the success of the restructuring and continued superior performance of Southern California Gas Company resulted in Pacific Enterprises achieving a return on equity of 19.1%. This return on equity was substantially above the target return established by the Compensation Committee at the beginning of 1993 for bonus purposes and, together with favorable assessments of the contributions of individual executive officers to achieving this return, resulted in paying to Mr. Wood and other executive officers maximum or near maximum bonuses for 1993.

    No long-term incentive bonuses have been paid since 1990 and the Compensation Committee has determined to rely primarily upon stock options to provide long-term incentive compensation. Consequently, the Committee has terminated the long-term incentive bonus program.

    STOCK OPTIONS

    The Compensation Committee has determined to rely primarily on stock options, which closely equate compensation to shareholder returns, in place of long-term based cash bonuses to provide long-term incentive compensation. Accordingly, during 1993, the Committee granted options to purchase an aggregate of 303,000 shares to executive officers, including an 80,000-share grant to Mr. Wood. All options were granted for ten years and at an option price equal to 100% of the then fair market value of the option shares. The options vest in cumulative annual installments of 20% of the original grant over a five-year period with vesting and exercisability subject only to continuing employment.

    In early 1994 the Compensation Committee also adopted an Employee Stock Option Plan. This Plan, which permits only the grant of stock options and related dividend equivalents and is being submitted to shareholders for approval, is significantly more restrictive in the types of incentive awards than the Stock Incentive Plan which it would replace. See "Employee Stock Option Plan."

    In granting options and adopting the Employee Stock Option Plan, the Compensation Committee reviewed the stock option practices of other companies, and the number and price of options and other stock based incentives previously awarded to executive officers and the substantial changes in Pacific Enterprises resulting from the completion of the strategic restructuring. The size of option grants is designed, together with salaries and bonuses, to provide competitive overall compensation for various levels of executive responsibility. With respect to the 80,000-share grant to Mr. Wood in 1993, the Committee took particular note of his increased responsibilities upon becoming Chairman of the Board in September 1992.

COMPENSATION POLICY

    Throughout 1992 and in prior years, Pacific Enterprises owned major non-utility operations in retailing and in oil and gas exploration and production. These operations were sold in 1992 and early 1993 as part of a strategic plan to refocus on natural gas utility operations. See "Financial Performance and Shareholder Returns."

    Consequently, in previous years, the Compensation Committee implemented policies intended to provide levels of executive compensation competitive with general industry levels for other California companies. These levels were, in general, above those for utility and gas utility companies and reflected the diversified nature of Pacific Enterprises' business.

    As a result of the successful implementation of the strategic restructuring, Pacific Enterprises has refocused on natural gas utility operations. Consequently, in early 1994, the Compensation Committee approved policies intended over time to provide future levels of executive compensation more comparable to those of other utility and gas utility companies. These policies are expected to result in lower total executive compensation for similar levels of individual performance, primarily through reductions in bonus opportunities, than would have resulted from the continuation of the Committee's previous policies.

    As one of the factors in its consideration of compensation matters, the Compensation Committee will continue to consider, to the extent determinable, the anticipated tax consequences to Pacific Enterprises and its executives of the level and forms of executive compensation. The tax consequences of various levels and forms of compensation, including tax deductibility to Pacific Enterprises, may depend upon the timing of payment or vesting or exercise of previously granted rights. In addition, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the tax consequences of executive compensation. For these and other reasons, the Committee will not necessarily and in all circumstances limit executive compensation to that level or those forms which would be deductible to Pacific Enterprises for tax purposes. However, the Committee will consider various alternatives for preserving the deductibility of executive compensation to the extent reasonably practicable and consistent with its other compensation objectives.

                                          COMPENSATION COMMITTEE
                                          Harold M. Messmer, Jr., Chairman
                                          James F. Dickason
                                          Wilford D. Godbold, Jr.
                                          Paul A. Miller
                                          Rocco C. Siciliano

                             EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid by Pacific Enterprises to those persons who were, at December 31, 1993, its chief executive officer and its other four most highly compensated executive officers and to one additional executive officer who retired during 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                     -------------------------------
                                                                                             AWARDS
                                                                                     ----------------------
                                                                                                   SHARES    PAYOUTS
                                                             ANNUAL COMPENSATION     RESTRICTED  UNDERLYING  -------   ALL OTHER
                                                           ------------------------    STOCK      OPTIONS/    LTIP    COMPENSATION
              NAME AND PRINCIPAL POSITIONS                 YEAR   SALARY    BONUS    AWARDS(#1)     SARS     PAYOUTS    (#2)(#3)
- ---------------------------------------------------------  ----  --------  --------  ----------  ----------  -------  ------------
Willis B. Wood, Jr.
 Chairman and Chief                                        1993  $641,000  $511,438  $    -0-        80,000  $  -0-   $    57,808
 Executive Officer of Pacific                              1992  $601,000  $164,000  $    -0-       100,000  $  -0-   $    66,100
 Enterprises and Presiding Director of Southern            1991  $479,510  $ -0-     $    -0-        35,000  $  -0-   $    50,023
 California Gas Company
Richard D. Farman
 President of Pacific                                      1993  $412,000  $267,525  $    -0-        90,000  $  -0-   $    50,153
 Enterprises and Chief                                     1992  $381,000  $254,000  $    -0-        35,000  $  -0-   $    56,694
 Executive Officer of Southern                             1991  $356,000  $236,300  $    -0-        20,000  $  -0-   $    42,880
 California Gas Company
Lloyd A. Levitin
 Executive Vice President                                  1993  $341,000  $226,126  $    -0-        40,000  $  -0-   $    63,009
 and Chief Financial Officer                               1992  $341,000  $ 75,000  $    -0-        50,000  $  -0-   $    72,110
 of Pacific Enterprises and Southern California Gas        1991  $341,000  $ -0-     $    -0-        20,000  $  -0-   $    55,777
 Company
Warren I. Mitchell
 President of                                              1993  $271,000  $154,200  $    -0-        32,000  $  -0-   $     8,243
 Southern California                                       1992  $251,000  $147,000  $    -0-        25,000  $  -0-   $     7,649
 Gas Company                                               1991  $236,000  $132,000  $    -0-        10,000  $  -0-   $     6,522
Leslie E. LoBaugh, Jr.
 Vice President and                                        1993  $241,000  $141,000  $    -0-        24,000  $  -0-   $     3,863
 General Counsel of Pacific                                1992  $241,000  $ 35,000  $    -0-        30,000  $  -0-   $    11,809
 Enterprises and Southern California Gas Company           1991  $241,000  $ 25,000  $    -0-        10,000  $  -0-   $     9,274
Harry L. Lepape
 Executive Vice President                                  1993  $274,000  $182,250  $    -0-        20,000  $  -0-   $   899,803
 of Pacific                                                1992  $366,000  $150,000  $    -0-        30,000  $  -0-   $    61,817
 Enterprises (#4)                                          1991  $366,000  $ -0-     $    -0-        20,000  $  -0-   $    47,345

- ------------------------
#1 At December 31,1993, the only shares of restricted stock held by the executive officers named above were 1,000 shares held by Mr. Wood. At that date, these shares had a market value (without giving effect to the diminution of value attributable to transfer restrictions and forfeiture provisions) of $23,750. Dividends are paid on shares of restricted stock to the same extent and at the same time as dividends are paid on other shares of Pacific Enterprises Common Stock.
#2 Consists of interest accruals on deferred compensation above 120% of the applicable federal rate, the dollar value of insurance premiums paid with respect to the term portion of life insurance, employer contributions to defined contribution plans and in the case of Mr. Lepape a payment upon retirement of $893,000 in 1993. Such interest accruals, insurance premiums and contributions for 1993 were, respectively, $48,541, $2,192 and $7,075 for Mr. Wood, $41,270, $1,517 and $7,366 for Mr. Farman, $54,768, $1,166
      and $7,075 for Mr. Levitin, $312, $943 and $6,988 for Mr. Mitchell, $3,039, $824 and $-0-for Mr. LoBaugh and $4,062, $1,252 and $1,489 for Mr.
      Lepape.
#3 Life insurance policies have been purchased for each of the executive officers named above (other than Mr. Mitchell) under arrangements providing for offsets of supplemental pension benefits by the cash surrender value of the policies. If Mr. LoBaugh had become entitled to the cash surrender value of his policy at December 31, 1993, he would have received benefits which would have exceeded his supplemental pension benefits by $581,000.
#4    Mr. Lepape retired on September 30, 1993.

STOCK OPTIONS

    The following table sets forth information regarding stock options granted during 1993.

                             OPTION/SAR GRANTS (#1)

                                                                 PERCENT OF
                                                 NUMBER OF     TOTAL OPTIONS/                              ESTIMATED
                                                   SHARES      SARS GRANTED TO                            GRANT DATE
                                                 UNDERLYING     EMPLOYEES IN     EXERCISE    EXPIRATION     PRESENT
NAME                                            OPTIONS/SARS        1993           PRICE        DATE       VALUE(#2)
- ---------------------------------------------  --------------  ---------------  -----------  -----------  -----------
Willis B. Wood, Jr...........................        80,000           12%        $  21 5/8       3/2/03   $   542,400
Richard D. Farman............................        40,000            6%        $  21 5/8       3/2/03   $   271,200
                                                     50,000            7%        $  26 3/4       9/7/03   $   148,500
Lloyd A. Levitin.............................        40,000            6%        $  21 5/8       3/2/03   $   271,200
Warren I. Mitchell...........................        32,000            5%        $  21 5/8       3/2/03   $   216,960
Leslie E. LoBaugh, Jr. ......................        24,000            4%        $  21 5/8       3/2/03   $   162,720
Harry L. Lepape..............................        20,000            3%        $  21 5/8       3/2/03   $   135,600

- ------------------------
#1 All options are to purchase shares of Pacific Enterprises Common Stock; were granted at an exercise price of 100% of the fair market value of the option shares on the date of grant; are for a ten-year term, subject to earlier expiration upon termination of employment; and become exercisable in cumulative annual installments of 20% of the shares initially subject to the option on each of the first five anniversaries of the date of grant. The Compensation Committee of the Board of Directors may, in its discretion, permit alternative settlement of stock options by payment to the optionee of an amount (in cash or shares of Pacific Enterprises Common Stock of equivalent market value) not exceeding the difference between the exercise price and the then fair market value of the option shares. Upon a change in control in Pacific Enterprises, the time periods relating to the exercise of stock options will be accelerated and, upon the request of the optionee, Pacific Enterprises will purchase the option for an amount in cash equal to the amount which could be realized upon the exercise thereof.
#2 Estimated present value at date of grant based on the Black-Scholes option pricing model as modified by Pacific Enterprises' independent compensation consultants to reflect actuarial assumptions regarding termination of employment both prior to option vesting and prior to the expiration of the ten-year option term. These modifications reduce estimated values by approximately 28% and 13%, respectively, from those of immediately exercisable and fully transferable options for which the model was otherwise designed. Estimated values under the model are also based on assumptions as to several variables including a ten-year option term and with respect to the options expiring on March 2, 2003 and September 9, 2003 a stock price volatility of .374 and .20, respectively; a risk-free rate of return of 5.98% and 5.68%, respectively; and an annual dividend yield of 0% and 4.6%, respectively. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

    The following table sets forth information regarding stock options exercised in 1993 and the value of stock options outstanding at December 31, 1993.

                   OPTION/SAR EXERCISES AND OPTION/SAR VALUES

                                                                  NUMBER OF
                                     OPTIONS/SARS             SHARES UNDERLYING            VALUE OF UNEXERCISED
                                  EXERCISED IN 1993        UNEXERCISED OPTIONS/SARS      IN-THE-MONEY OPTION/SARS
                               ------------------------    AT DECEMBER 31, 1993(#1)        AT DECEMBER 31, 1993
                                 SHARES        VALUE     ----------------------------  ----------------------------
NAME                            ACQUIRED     REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------------  -----------  -----------  ------------  --------------  ------------  --------------
                                                               (OPTION SHARES)
Willis B. Wood, Jr...........      -0-      $   -0-           49,000        191,000     $   90,000    $    530,000
Richard D. Farman............      -0-      $   -0-           22,200        134,800     $   31,500    $    211,000
Lloyd A. Levitin.............      -0-      $   -0-           25,200         96,800     $   45,000    $    265,000
Warren I. Mitchell...........       5,000   $    30,625       15,300         61,000     $  -0-        $    158,000
Leslie E. LoBaugh, Jr........      -0-      $   -0-           16,760         56,000     $   27,000    $    159,000
Harry L. Lepape..............      30,000   $   168,750      -0-            -0-         $  -0-        $   -0-

- ------------------------
#1    The exercise price of outstanding options ranges from $19 1/4 to $50 7/8.

PENSION BENEFITS

    The following table set forth estimated annual pension benefits, including supplemental pension benefits, payable upon retirement at age 65 to Pacific
Enterprises' executive officers (based upon payment of benefits as a straight life annuity after maximum offset for social security benefits but without offset for any other benefits) in various compensation and years-of-service classifications.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE (#2)
                                        ---------------------------------------------------------------
          REMUNERATION (#1)              15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
        ----------------------          -----------  -----------  -----------  -----------  -----------
$ 200,000.............................  $    93,346  $   113,346  $   115,846  $   118,346  $   120,846
  400,000.............................      193,346      233,346      238,346      243,346      248,346
  600,000.............................      293,346      353,346      360,846      368,346      375,846
  800,000.............................      393,346      473,346      483,346      493,346      503,346
  900,000.............................      443,346      533,346      544,596      555,346      567,096
 1,000,000............................      493,346      593,346      605,846      618,346      630,846

- ------------------------
#1 Average salary for highest three consecutive years of service and average of three highest annual bonuses during the last ten years of service.
#2 Years of service number 33 for Mr. Wood, 15 for Mr. Farman, 21 for Mr. Levitin, 35 for Mr. Mitchell, 18 for Mr. LoBaugh and 31 for Mr. Lepape.

                           EMPLOYEE STOCK OPTION PLAN

    At the Annual Meeting, shareholders will be requested to approve an Employee Stock Option Plan which has been adopted by the Board of Directors upon the recommendation of the Compensation Committee. The Plan will permit only the grant of stock options and related dividend equivalents. Upon approval by shareholders, the Employee Stock Option Plan will replace the Stock Incentive Plan which was adopted in 1988 and permits the award of restricted stock and other stock based awards as well as stock options and dividend equivalents.

    The Board of Directors believes that the Employee Stock Option Plan will assist Pacific Enterprises in providing employees with appropriate incentives for high levels of performance. Since the Plan provides only for the grant of stock options and related dividend equivalents, participants will benefit only by increases in the market value of Pacific Enterprises Common Stock and the payment of dividends. Accordingly, the Board of Directors believes that the Plan appropriately aligns the financial interests of employees and shareholders.

    Approval of the Employee Stock Option Plan requires the favorable vote of holders of a majority of the Common and Voting Preferred Stock present or represented and entitled to vote at the Annual Meeting.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                 FOR APPROVAL OF THE EMPLOYEE STOCK OPTION PLAN

    The Employee Stock Option Plan is summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan which is reprinted as the appendix to this Proxy Statement.

PURPOSE OF THE PLAN

    The purpose of the Employee Stock Option Plan is to further the growth and development of Pacific Enterprises by strengthening the ability of Pacific Enterprises to attract and retain outstanding employees upon whose judgment, initiative and efforts the continued success of Pacific Enterprises is dependent, by providing employees with additional incentives for high levels of performance and by increasing the commonality of interests of employees and Pacific Enterprises' shareholders. The Plan seeks to accomplish these purposes by providing employees with a proprietary interest in Pacific Enterprises through the grant of stock options to purchase Pacific Enterprises Common Stock.

SHARES SUBJECT TO THE PLAN

    Stock options granted under the Employee Stock Option Plan will be for the purchase of shares of Pacific Enterprises Common Stock. The number of shares as to which options may be granted is 830,000 shares during 1994. In each year after 1994, the number of shares as to which options may be granted will be a number of shares equal to 1% of the shares of Pacific Enterprises Common Stock outstanding at the beginning of that year. If any option granted under the Plan expires or terminates for any reason during the year in which it is granted, any shares as to which the option was not exercised will again be available for the grant of options during that year.

    The number and kind of securities issuable under the Employee Stock Option Plan and pursuant to then outstanding stock options is subject to adjustments to prevent enlargement or dilution of rights resulting from recapitalizations, reorganizations and similar transactions.

PARTICIPATION

    Officers and other employees of Pacific Enterprises or any of its subsidiaries are eligible for selection to participate in the Employee Stock Option Plan. Directors who are not also employees of Pacific Enterprises or its subsidiaries are not eligible for selection to participate in the Plan.

    No determination has yet been made as to the number of employees to whom stock options will be granted or the number of shares to be covered by these options. It is estimated, however, that there are now approximately 120 employees whose positions and responsibilities would result in their consideration for the grant of options.

ADMINISTRATION

    The Employee Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. Subject to the express provisions of the Plan, the Compensation Committee will have full and final authority (a) to grant stock options to employees eligible for selection to participate in the Plan;
(b) to determine the terms and conditions (which need not be identical) of each stock option; (c) to modify or amend any stock option or waive any restrictions or conditions applicable to the exercise thereof; (d) to construe and interpret the Plan and any related stock option and define the terms employed therein; (e) to prescribe and rescind rules, regulations and policies for the administration of the Plan; and (f) to make all of the determinations necessary or advisable with respect to the Plan or any stock option granted thereunder. The Committee may designate one or more officers or a committee of officers to exercise any or all of its authority except with respect to the grant of stock options to, or stock options held by, certain executive officers.

TERMS AND CONDITIONS OF STOCK OPTIONS

    Under the Employee Stock Option Plan the Compensation Committee may grant stock options to purchase shares of Pacific Enterprises Common Stock to employees eligible for selection to participate in the Plan. The option price of each share of stock subject to an option and the term of the option and any related vesting schedule will be determined by the Compensation Committee but the option price may not be less than 100% of the fair market value of the shares on the date the option is granted. Each stock option may also provide for the payment upon exercise of the option of dividend equivalents (the amount of dividends that would have been paid on shares as to which the option is exercised had the shares been outstanding from the date the option was granted) as determined by the Committee. Each stock option may be granted subject to such additional terms and conditions as may be determined by the Committee including provisions for increases in option price or changes in option term, individual or corporate performance conditions to exercisability of the stock option or the payment of dividend equivalents and limitations on amounts payable as dividend equivalents.

    The Compensation Committee is prohibited from modifying or amending any stock option to reduce the option price or increase the number of option shares (except as required or permitted in connection with recapitalizations, reorganizations and similar transactions) or from granting to an employee in any calendar year options to purchase more than 75,000 shares. The Committee is also prohibited from modifying or amending any option in a manner materially adverse to the rights of the optionee without the consent of the optionee.

CHANGE IN CONTROL

    Upon the occurrence of a change in control of Pacific Enterprises any time periods relating to the exercise of options held by employees will be accelerated so that they may be immediately exercised and, upon the request of an employee, Pacific Enterprises will purchase the employee's options for the amount of cash which could have been obtained upon the exercise of the options and sale of the option shares. The Compensation Committee may make such further provisions with respect to a change in control of Pacific Enterprises as it shall deem equitable and in the best interests of Pacific Enterprises. Such provision may be made in any option agreement, by amendment or any such agreement or by resolutions of the Compensation Committee.

    The phrase "change in control of Pacific Enterprises" has such meaning as from time to time ascribed thereto by the Compensation Committee and set forth in any option agreement or by resolution of the Compensation Committee. Notwithstanding the foregoing and subject to certain exceptions, a change in control shall be deemed to have occurred if (a) any person becomes the beneficial owner of 20% or more of the combined voting power of Pacific Enterprises' then outstanding securities; (b) during any two consecutive years, individuals who at the beginning of such a period constitute the Board of Directors of Pacific Enterprises cease for any reason to constitute at least a majority thereof; or (c) the shareholders of Pacific Enterprises approve (i) any consolidation or merger of Pacific Enterprises in which Pacific Enterprises is not the continuing or surviving corporation or pursuant to which shares of Pacific Enterprises Common Stock are converted into cash, securities or other property, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Pacific Enterprises, or (iii) any plan or proposal for the liquidation or dissolution of Pacific Enterprises.

FEDERAL TAX CONSEQUENCES

    The following is a brief summary of the principal United States federal tax consequences under current tax laws relating to stock options and related dividend equivalents granted under the Employee Stock Option Plan.

    No taxable income will be realized by an option holder and no tax deduction will be available to Pacific Enterprises upon the grant of a stock option under the Employee Stock Option Plan. Upon the exercise of the option, the option holder will realize income subject to income and employment taxes in the amount by which the then fair market value of the shares purchased and the amount of any dividend equivalents paid upon the exercise exceed the option price of the shares and Pacific Enterprises generally will be entitled to a corresponding tax deduction for employee compensation expense. Upon a subsequent sale of the shares received upon the exercise of the option, the option holder will realize income or loss in an amount equal to the difference between the sales price of the shares and the fair market value of the shares used for computing taxable income realized in connection with the exercise. The income or loss will be long or short-term capital gain or loss depending upon the length of time the shares have been held from the date the option was exercised.

    Recent amendments to the federal income tax laws limit to $1,000,000 the annual amount that corporations may deduct for compensation paid to certain executive officers that does not qualify as performance based compensation. The Employee Stock Option Plan contains provisions required under proposed tax regulations in order that options granted under the plan qualify as performance based. However, the regulations do not clearly address whether dividend equivalents qualify as performance based compensation or affect the status of stock options that otherwise would qualify as performance based compensation. Accordingly, while Pacific Enterprises believes that both stock option and dividend equivalent compensation should be held to be performance based, it is at this time uncertain as to whether any stock options which are granted with dividend equivalents will be so treated. Consequently, it is possible that all or a portion of the compensation related to stock options that are granted with dividend equivalents to an executive officer will be included in determining whether the executive's taxable income exceeds the $1 million limitation on the deductibility of compensation in the year the options are exercised.

    If, as a result of certain changes in control, an employee's options become immediately exercisable, the additional economic value attributable to the acceleration will be deemed a "parachute payment" to the extent the additional value (when combined with the value of other change of control payments) equals or exceeds 300% of the employee's average annual taxable compensation over the five calendar years preceding the change of control. Any such excess over the employee's average annual taxable compensation will be subject to a 20% non-deductible excise tax in addition to any income tax payable. Pacific Enterprises will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax.

                              SHAREHOLDER PROPOSAL

    The resolution set forth below has been proposed by a shareholder for inclusion in this Proxy Statement in accordance with the Shareholder Proposal Rule of the Securities and Exchange Commission. The name and address of and the number of shares held by the shareholder proponent will be furnished by Pacific Enterprises to any shareholder promptly upon receipt of any oral or written request to the Corporate Secretary.

    Unless properly presented at the Annual Meeting by the shareholder proponent or the proponent's qualified representative, at the discretion of the Chairman, this resolution may be omitted from shareholder consideration. Approval of the resolution will require the affirmative vote of a majority of the outstanding shares of Pacific Enterprises Common Stock and Voting Preferred Stock represented and voting at the Annual Meeting.

    The resolution and related supporting statement of the shareholder proponent are presented as received by Pacific Enterprises and the Board of Directors disclaims any responsibility for their content. For the reasons set forth below, the Board of Directors and its Compensation Committee oppose and recommend a vote against the resolution.

SHAREHOLDER PROPOSED RESOLUTION

  RESOLUTION

    "Resolved, that the stockholders of Pacific Enterprises recommend that the board of directors adopt the following policy: As relates to future contracts, the Chief Executive Officer's total compensation will be determined as follows:
The C.E.O.'s beginning total compensation will be 25 times more than the average Pacific Enterprises employee's 1993 annual wages or salary. The C.E.O.'s total compensation will go up or down in direct proportion to the company's performance. To be determined as follows: One half of the compensation shall go up or down gauged against the ten year average earnings per common share (adjusted for stock splits) from 1983 to 1992. The remaining one half shall go up or down gauged against the ten year average dividends per common share (adjusted for stock splits) from 1983 to 1992."

  SHAREHOLDER SUPPORTING STATEMENT

    "The purpose of this proposal is to pay the Chief Executive Officer based entirely on the company's performance. To do this you must pay gauged against past performance. If the C.E.O. performs better the C.E.O. will be paid more, if the C.E.O. performs worse, the C.E.O. will be paid less. You also need a starting point, a base rate of 25 times more than the average employee's compensation.

    "For example, if the average Pacific Enterprises employee earned $32,000.00 in 1993, the C.E.O. would have a beginning total compensation of 25 times more or $800,000.00. Pacific Enterprises ten year average earnings per share is
$2.33.  If  Pacific  Enterprises  earnings  per  share  in  1994  rose  20%   to

$2.80, one half of the C.E.O.'s compensation would go up 20% from $400,000.00 to $480,000.00. On the other hand if Pacific Enterprises earnings per share in 1994 fell 20% to $1.86, one half of the C.E.O.'s compensation would fall 20% to $320,000.00. The other half of the C.E.O.'s compensation, $400,000.00 would rise, fall or stay the same gauged against Pacific Enterprises ten year average dividends per share of $3.00. The following year the process would repeat itself."

BOARD OF DIRECTORS AND COMPENSATION COMMITTEE OPPOSITION STATEMENT

    The Board of Directors and its Compensation Committee have developed and implemented compensation policies, plans and programs which are intended closely to align the financial interests of Pacific Enterprises' executive officers with those of shareholders. These policies and practices reflect the commitment of the Board and the Compensation Committee to "pay for performance."

    The Board of Directors and the Compensation Committee believe, however, that the inflexible compensation formula provided in the shareholder proposed resolution would be inappropriate and, if implemented, would be detrimental to the interests of Pacific Enterprises and its shareholders. They believe that this formula would not necessarily or appropriately reflect the contributions of a chief executive officer and could unduly reward or penalize those contributions. For example, the formula would not take into account Pacific Enterprises' success during 1992 and 1993 in developing and implementing a new strategic plan and restructuring program that in 1993 returned Pacific Enterprises to profitability and permitted the resumption of common stock dividends.

    The Board of Directors and the Compensation Committee do not believe that the inflexible performance standards reflected in the proposed formula should be the only factors considered in determining chief executive officer compensation. They believe that other performance standards as well as many other factors must be considered in establishing appropriate levels of chief executive compensation and performance incentives. The Board of Directors believes that these factors can be most appropriately evaluated by the Board of Directors and the Compensation Committee which have and should continue to retain the flexibility to design an appropriate compensation policy free from the rigid formula proposed by the shareholder resolution.

    ACCORDINGLY, THE BOARD OF DIRECTORS AND ITS COMPENSATION COMMITTEE RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSED RESOLUTION. PROXIES AND VOTING INSTRUCTIONS SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS A CONTRARY CHOICE IS SPECIFIED.

                SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS

    The accompanying proxy or voting instruction is solicited on behalf of the Board of Directors of Pacific Enterprises. All shares represented by each properly executed proxy or voting instruction received in time for the Annual Meeting will be voted in accordance with the instructions specified thereon. If no instructions are specified, it will be voted, as to the shares for which it is authorized to be voted, in accordance with the recommendations of the Board of Directors.

    A shareholder giving a proxy may revoke it at any time before it is voted by delivering to Pacific Enterprises a written notice of revocation, presenting to the Annual Meeting a valid proxy bearing a later date, or attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

    Employee benefit plans of Pacific Enterprises and its subsidiaries held 12,778,186 shares of Pacific Enterprises Common Stock at March 16, 1994, representing 15% of the outstanding voting shares. Participants in these plans may direct the voting of shares allocated to their individual employee accounts by providing timely voting instructions to the plan trustees. Instructions must be received by the trustees, and may be revoked or changed only by new instructions received by the trustees, at least two days before the Annual Meeting.

    Of the shares held by employee benefit plans 10,202,496 shares, representing 12% of the outstanding voting shares, are held by the Retirement Savings Plans of Pacific Enterprises and its subsidiaries. Substantially all of these shares have been allocated to individual employee accounts. Unallocated shares and allocated shares for which voting instructions are not timely received will be voted by the trustee for the plans, Bankers Trust Company of California, N.A., in the same manner and proportion as allocated shares for which voting instructions are timely received.

    The remaining shares held by employee benefit plans (2,575,690 shares, representing 3% of the outstanding voting shares) are held by Pacific
Enterprises' employee stock ownership plan. None of these shares has been allocated to individual employee accounts and will be voted by the plan trustee, U.S. Trust Company of California, in accordance with instructions to be received from Pacific Enterprises' Benefits Committee, all of the members of which are officers or other employees of Pacific Enterprises and Southern California Gas Company. The Benefits Committee has adopted a general guideline contemplating that these shares will be voted in the same manner and proportion as shares held in the Retirement Savings Plans are voted but meets shortly prior to each Annual Meeting to determine whether the specific issues to be voted upon are appropriate for the application of that guideline.

    The expenses of soliciting proxies and voting instructions will be paid by Pacific Enterprises and will include reimbursement of banks, brokerage firms, nominees, fiduciaries, and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telegraph or other means of communication by directors, officers and management employees of Pacific
Enterprises and its subsidiaries who will not be additionally compensated therefor. In addition, D. F. King & Company, Inc. has been retained by Pacific Enterprises to assist in the solicitation of proxies and will be paid a fee of $12,500 plus reimbursement of expenses for these services.

                              INDEPENDENT AUDITORS

    The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche to serve as Pacific Enterprises' independent auditors for 1994. Representatives of Deloitte & Touche are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

                                 ANNUAL REPORTS

    Pacific Enterprises' 1993 Annual Report to Shareholders was mailed to shareholders commencing March 11, 1994. Copies of Pacific Enterprises' Annual Report to the Securities and Exchange Commission on Form 10-K will be provided to shareholders, without charge, upon written request to the Secretary of Pacific Enterprises addressed to P.O. Box 60043, Los Angeles, California 90060-0043.

                              1995 ANNUAL MEETING

    Shareholders intending to bring any business before an Annual Meeting of Shareholders of Pacific Enterprises, including nominations of persons for election as directors, must give written notice to the Secretary of Pacific Enterprises of the business to be presented. The notice must be received at Pacific Enterprises' offices within the periods and must be accompanied by the information and documents specified in Pacific Enterprises' bylaws, a copy of which may be obtained by writing to the Secretary of Pacific Enterprises. The period for notice of business to be brought by shareholders before the 1994 Annual Meeting of Shareholders has expired.

    The 1995 Annual Meeting of Shareholders is expected to be held on May 4, 1995. The period for the receipt by Pacific Enterprises of notice of business to be brought by shareholders before the 1995 Annual Meeting will commence on January 5, 1995 and end on March 6, 1995.

    Proposals of shareholders that are intended to be included in Pacific Enterprises' proxy materials for the 1995 Annual Meeting of Shareholders under the Shareholder Proposal Rule of the Securities and Exchange Commission must be received by the Secretary of Pacific Enterprises on or before November 22, 1994.

                                 OTHER BUSINESS

    The Board of Directors does not know of any other business to be presented for consideration at the Annual Meeting. If any other business should properly come before the meeting, the shares represented by proxies and voting instructions solicited hereby will be voted in accordance with the judgment of the proxy holders.

                                          By Order of the Board of Directors

                                          THOMAS. C. SANGER, Secretary

                                                     APPENDIX TO PROXY STATEMENT

                              PACIFIC ENTERPRISES

                               ------------------

                           EMPLOYEE STOCK OPTION PLAN

                            ------------------------

                                       I
                                    PURPOSE

    The purpose of this Plan is to further the growth and development of Pacific Enterprises (the "Company") by strengthening the ability of the Company to attract and retain outstanding employees upon whose judgment, initiative and efforts the continued success of the Company is dependent, by providing employees with additional incentives for high levels of performance and by increasing the commonality of interests of employees and the Company's shareholders. This Plan seeks to accomplish these purposes by providing employees with a proprietary interest in the Company through the grant of stock options to purchase shares of the Company's Common Stock.

                                       II
                                 ADMINISTRATION

    This Plan shall be administered by the Compensation Committee of the Company's Board of Directors.

    The Compensation Committee shall, subject to the express provisions of this Plan, have full and final authority in its sole discretion:

        (a) To grant stock options to persons eligible for selection to participate in this Plan provided that no employee may be granted in any calendar year stock options to purchase more than an aggregate of 75,000 shares of the Company's Common Stock;

        (b) To determine the terms and conditions (which need not be identical) of each stock option;

        (c) To modify or amend any stock option granted under this Plan (except to reduce the option price thereof or increase the number of shares subject thereto, other than as required or permitted pursuant to Article IV of this
    Plan) or waive any restrictions or conditions applicable thereto or to the exercise thereof, provided that an optionee's rights may not be adversely affected in any material respect without the consent of the optionee.

        (d) To construe and interpret this Plan and any related stock option and define the terms employed herein and therein;

        (e) To prescribe, amend and rescind rules, regulations and policies for the administration of this Plan; and

         (f) To make all other determinations necessary or advisable with respect to this Plan and any stock option granted hereunder.

    The Compensation Committee, in its sole discretion and upon such terms and conditions as it may prescribe, may designate one or more officers or a committee of officers of the Company or its subsidiaries to exercise any or all of the foregoing authority of the Compensation Committee except authority with respect to the grant of stock options to, or stock options held by, any person who, at the time such authority is exercised, is subject to Section 16 of the Securities Act of 1934 in respect of equity securities of the Company.

    No member of the Board of Directors or the Compensation Committee or agent or designee thereof will be liable for any action or inaction in respect of this Plan or any stock option granted under this Plan.

                                      III
                                 PARTICIPATION

    Officers and other employees of the Company or any of its subsidiaries (any corporation of which 50% or more of the issued and outstanding stock having ordinary voting rights is owned directly or indirectly by the Company or any other business entity or association of which 50% or more of the outstanding equity interest is so owned) shall be eligible for selection to participate in this Plan. Directors who are not also employees of the Company or its subsidiaries shall not be eligible for selection to participate in this Plan.

                                       IV
                        SHARES SUBJECT TO STOCK OPTIONS

    Stock options granted under this Plan shall be for the purchase of shares of Common Stock of the Company. The maximum number of shares as to which stock options may be granted under this Plan during 1994 shall be 830,000 shares. During each subsequent year the maximum number of shares as to which stock options may be granted under this Plan shall be a number of shares equal to 1% of the number of shares of the Company's Common Stock outstanding at the beginning of such year. If any stock option granted under this Plan shall for any reason expire or terminate during the year in which it is granted without having been exercised in full, then any unexercised shares which were subject to such option shall again be available for the grant of stock options under this Plan during such year.

    If the outstanding shares of the Company's Common Stock are increased or decreased as a result of split-up or consolidation thereof, stock dividend thereon or a similar transaction, or are changed into or exchanged for a different number or kind of securities as a result of a reclassification or recapitalization or of a reorganization, merger or consolidation then, in each such case, an appropriate and proportionate adjustment shall be made in the number and the kind of securities as to which stock options may be granted under this Plan and to any employee. A corresponding adjustment shall likewise be made in the number and kind of securities to which stock options then outstanding shall relate. Any such adjustment, however, in an outstanding stock option shall be made without change in the total purchase price applicable to the securities to which such stock option relates but with a corresponding adjustment in the option price for each such security.

                                       V
                             TERMS OF STOCK OPTIONS

    Each stock option granted under this Plan shall be subject to the following terms and conditions:

    (a) OPTION PRICE. The option price of each share purchasable upon exercise of a stock option shall be determined by the Compensation Committee but shall be not less than 100% of the fair market value of the shares subject to the stock option on the date the stock option is granted. Unless a higher option price is specified by the Compensation Committee, the option price of each share purchasable upon exercise of a stock option shall be 100% of the fair market value on the date the stock option is granted.

    (b) OPTION TERM. The term of each stock option shall be determined by the Compensation Committee. Unless a different term is specified by the Compensation Committee, the term of a stock option shall be for ten years from the date the stock option is granted.

    (c) EXERCISABILITY. Each stock option shall be exercisable either immediately or at such time or times as may be determined by the Compensation Committee. Unless a different determination is specified by the Compensation Committee, a stock option shall become and remain exercisable in cumulative installments of 20% of the shares originally subject thereto on each of the first five anniversaries of the date the stock option is granted.

    (d) DIVIDEND EQUIVALENTS. Each stock option may provide for the payment upon the exercise of the stock option of dividend equivalents (the amount of dividends that would have been paid on the shares as to which a stock option is exercised had the shares been outstanding from the date the stock option was granted) as may be determined by the Compensation Committee. Unless a different determination is specified by the Compensation Committee, full dividend equivalents shall be paid by the Company in cash to the employee upon the exercise of a stock option.

    (e) TERMINATION OF EMPLOYMENT. Each option shall expire at such times following the optionee's termination of employment with the Company and its subsidiaries as may be determined by the Compensation Committee. Unless a different determination is specified by the Compensation Committee:

        (1) Upon the termination of employment by reason of the retirement by the optionee after having attained age 60, a stock option shall expire on the earlier of (a) three years from the date of retirement or (b) the date on which it would otherwise have expired, and during that period shall be exercisable only as to the shares as to which it was exercisable on the last day of employment.

        (2) Upon the termination of employment by reason of the death of the optionee, a stock option shall expire on the earlier of (a) three years from the date of the employee's death or (b) the date on which it would otherwise have expired, and during that period shall be exercisable only as to the shares as to which it was exercisable on the last day of employment.

        (3) Upon the termination of employment for any other reason, a stock option shall expire on the earlier of (a) three months from the date of termination of employment or (b) the date on which it would otherwise have expired, and during that period shall be exercisable only as to the shares as to which it was exercisable on the last day of employment.

    (f) NON-TRANSFERABILITY. Each stock option shall be non-transferable by the optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

    (g) ADDITIONAL TERMS AND CONDITIONS. Each stock option shall be subject to such additional terms and conditions, not inconsistent with the terms of this Plan, as may be determined by the Compensation Committee including, without limitation, provisions for increases in the option price or changes in the term of the stock option, individual or corporate performance conditions to the exercisability of the stock option or the payment of dividend equivalents and limitations on amounts payable as dividend equivalents.

                                       VI
                               CHANGE IN CONTROL

    Upon the occurrence of a change in control of the Company:

        (a) Any time periods relating to the exercise of any stock option granted under this Plan and held by any optionee who is an employee of the Company or its subsidiaries at the time of the change of control shall be accelerated and any conditions to exercise shall immediately terminate so that the stock option may be immediately exercised in full; and

        (b) The Company shall, upon the request of any optionee granted a stock option under this Plan who is an employee of the Company or its subsidiaries at the time of the change of control, purchase the stock option for an amount of cash which could have been obtained upon the exercise of the stock option and sale of the shares subject thereto as if such option had been fully exercisable as to all such shares.

    The phrase "change in control of the Company" shall have such meaning as from time to time ascribed thereto by the Compensation Committee and set forth in any agreement relating to any incentive award granted under this Plan or by resolution of the Compensation Committee; provided, however, that notwithstanding the foregoing, a "change in control of the Company" shall be deemed to have occurred if:

        (a) Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 but excluding any benefit plan for employees of the Company or its subsidiaries or any trustee, agent or other fiduciary for any such plan acting in such person's capacity as such fiduciary), directly or indirectly, becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

        (b) During any two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

        (c) The shareholders of the Company shall have approved (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (iii) any plan or proposal for the liquidation or dissolution of the Company.

    The Compensation Committee may make such further provisions with respect to a change in control of the Company as it shall deem equitable and in the best interests of the Company. Such provision may be made in any agreement relating to a stock option granted under this Plan, by amendment to any such option or by resolution of the Compensation Committee.

                                      VII
                       TERMINATION OF 1988 INCENTIVE PLAN

    Upon the approval of this Plan by shareholders of the Company, the Company's Stock Incentive Plan approved by the Company's Board of Directors and shareholders in 1988 shall terminate as to the grant of additional incentive awards.

                                      VIII
                               GENERAL PROVISIONS

    (a) Nothing in this Plan or in related agreement will confer upon any employee any right to continue in the employ of the Company or any of its subsidiaries or affect the right of the Company to terminate the employment of any employee at any time with or without cause.

    (b) No employee (individually or as a member of a group) and no beneficiary or other person claiming under or through such employee will have any right, title, or interest in or to any shares allocated or reserved under this Plan or subject to any stock option except as to such shares, if any, that have been issued to such employee.

    (c) The Company may make such provisions as it deems appropriate to withhold any taxes which it determines it is required to withhold in connection with the exercise of any stock option.

    (d) No stock option and no right under this Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge or charge of any nature except that, under such rules and regulations as the Company may establish pursuant to the terms of the Plan, a beneficiary may be designated with respect to a stock option in the event of death of the employee granted the stock option.

    (e) No shares will be issued under this Plan or any stock option granted under this Plan unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the shares may be listed, have been fully met.

    (f) In the event that any member of the Compensation Committee shall fail to be a "disinterested person" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 or an "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, the Board of Directors of the Company may appoint a committee of two or more directors, each of whom shall be a disinterested director and an outside director, to administer this Plan and, upon such appointment, such committee shall become the administrator of this Plan and shall succeed to all of the authority vested in the Compensation Committee by this Plan.

                                       IX
                           AMENDMENT AND TERMINATION

    The Board of Directors of the Company may at any time, suspend, amend, modify or terminate this Plan, provided that no amendment or modification shall become effective which, within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, would:

         (i) materially increase the benefits accruing to participants in this Plan,

        (ii) materially increase the number of shares which may be issued under this Plan, or

        (iii)  materially  modify  the   requirements  as  to  eligibility   for
    participation in this Plan

unless approved by the affirmative vote of the holders of a majority of the Company's shares present, or represented, and entitled to vote at a meeting duly held in accordance with applicable law. No such suspension, amendment, modification or termination of this Plan shall alter or impair any rights or obligations under any stock option theretofore granted under this Plan.

                                       X
                                 EFFECTIVE DATE

    This Plan shall be effective upon the adoption thereof by the Board of Directors of the Company subject to approval by the affirmative vote of the holders of a majority of the Company's shares present, or represented, and entitled to vote at a meeting of shareholders duly held in accordance with the laws of the State of California within twelve months following the date of the adoption of this Plan by the Board of Directors of the Company. Any stock option granted under this Plan prior to such approval shall be granted subject to such approval being so obtained.

    IF YOU ARE PLANNING TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE BRING THE ADMISSION TICKET PRINTED ON THIS PAGE WITH YOU. IF YOU DO NOT HAVE AN ADMISSION TICKET, VERIFICATION OF SHARE OWNERSHIP WILL BE NECESSARY TO OBTAIN ADMISSION TO THE ANNUAL MEETING. SEE "NOTICE OF ANNUAL MEETING" FOR DETAILS.

                           [PACIFIC ENTERPRISES LOGO]

                      1993 ANNUAL MEETING ADMISSION TICKET

  THE ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT 9:30 A.M. ON MAY 5, 1994,
          IN THE WESTIN BONAVENTURE HOTEL, 404 SOUTH FIGUEROA STREET,
                            LOS ANGELES, CALIFORNIA

                        ADMIT ONE SHAREHOLDER AND GUEST

(Doors open at 8:30 a.m. You may by-pass the registration area and present this ticket to the hosts at the inside doors.)
 NOTE: Cameras, tape recorders, etc., will not be allowed in the meeting room.

                           [PACIFIC ENTERPRISES LOGO]

                            ANNUAL MEETING LOCATION

                            WESTIN BONAVENTURE HOTEL
                           404 SOUTH FIGUEROA STREET
                            LOS ANGELES, CALIFORNIA

                                     [MAP]

                           [PACIFIC ENTERPRISES LOGO]

                               ANNUAL MEETING OF
                                  SHAREHOLDERS

                            Westin Bonaventure Hotel
                           404 SOUTH FIGUEROA STREET
                            LOS ANGELES, CALIFORNIA

                                  MAY 5, 1994

                               NOTICE OF MEETING
                                      AND
                                PROXY STATEMENT

                           [PACIFIC ENTERPRISES LOGO]

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS           1994

    LLOYD A. LEVITIN, THOMAS C. SANGER and WILLIS B. WOOD, JR., or any of them, with full power of substitution, are authorized to vote the stock of the undersigned at the Annual Meeting of Shareholders of Pacific Enterprises to be held on Thursday, May 5, 1994, at 9:30 A.M. or at any adjournment.

    NOMINEES FOR ELECTION AS DIRECTORS: Hyla H. Bertea, Herbert L. Carter, Richard D. Farman, Wilford D. Godbold, Jr., Ignacio E. Lozano, Jr., Harold
    M. Messmer, Jr., Paul A. Miller,  Joseph R. Rensch, Diana L. Walker,  Willis
    B. Wood, Jr.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

                         (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

PACIFIC ENTERPRISES' BOARD OF DIRECTORS RECOMMENDS A VOTE                 PACIFIC ENTERPRISES' BOARD OF DIRECTORS RECOMMENDS A
FOR THE ELECTION OF DIRECTORS AND THE EMPLOYEE STOCK OPTION               VOTE AGAINST THE FOLLOWING SHAREHOLDER PROPOSAL.
PLAN.
1. Election of Directors FOR / / WITHHELD / /                             3. Chief Executive Officer FOR / / AGAINST // ABSTAIN //
                                                                             Compensation
For, except vote withheld from the following nominee(s):
- -----------------------------------------------------------
2. Employee Stock Option FOR / / AGAINST / / ABSTAIN / /
   Plan
                                                                          / / MARK  HERE IF YOU  DESIRE CONFIDENTIAL VOTING  IN
                                                                          ACCORDANCE   WITH   THE  POLICY   DESCRIBED   IN  THE
                                                                              ACCOMPANYING PROXY STATEMENT.
                                                                          / /  MARK HERE  IF YOU  EXPECT TO  ATTEND THE  ANNUAL
                                                                          MEETING IN PERSON.
                                                                          DATE: _________________________________________, 1994

                                                                          -----------------------------------------------------

                                                                          -----------------------------------------------------
                                                                               PLEASE SIGN EXACTLY AS NAME APPEARS HEREON

                        CONFIDENTIAL VOTING INSTRUCTIONS

      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PACIFIC ENTERPRISES

    Bankers Trust Company of California, N.A., Trustee for the Retirement Savings Plans of Pacific Enterprises and its subsidiaries, is authorized and instructed to vote or appoint a proxy or proxies to vote all shares of stock of Pacific Enterprises credited to my account in such Plans at the Annual Meeting of Shareholders of Pacific Enterprises to be held on Thursday, May 5, 1994, at 9:30 A.M. or at any adjournment.

    Nominees for election as directors: Hyla H. Bertea, Herbert L. Carter, Richard D. Farman, Wilford D. Godbold, Jr., Ignacio E. Lozano, Jr., Harold M. Messmer, Jr., Paul A. Miller, Joseph R. Rensch, Diana L. Walker, Willis B. Wood, Jr.

    The Retirement Savings Plans of Pacific Enterprises and its subsidiaries make provisions for you to give confidential instructions as to how you wish shares held by you in the Plans to be voted at the Annual Meeting of Shareholders of Pacific Enterprises. Shares held by you in the Plans for which instructions are not timely received and shares not allocated to individual accounts will be voted in the same manner and ratio as shares for which voting instructions are timely received from participants in the Plans. Revocation or change of vote can be made only by new instructions received at least two days before the meeting.

    THIS INSTRUCTION WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3. Shares will be voted in the discretion of the Trustee as to any other business that may come before the Annual Meeting or any adjournment thereof.

                          (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE)

PACIFIC ENTERPRISES' BOARD OF DIRECTORS RECOMMENDS A VOTE                 PACIFIC ENTERPRISES' BOARD OF DIRECTORS RECOMMENDS A
FOR THE ELECTION OF DIRECTORS AND THE EMPLOYEE STOCK OPTION               VOTE AGAINST THE FOLLOWING SHAREHOLDER PROPOSAL.
PLAN.
1. Election of            FOR     WITHHELD                                3. Chief Executive Officer   FOR  AGAINST   ABSTAIN
   Directors              / /       / /                                      Compensation             / /     / /       / /
For, except vote withheld from the following nominee(s):
- -----------------------------------------------------------
2. Employee Stock         FOR     AGAINST       ABSTAIN
   Option Plan            / /       / /           / /
Confidential  voting  instructions  must  be  received   by               Date: _________________________________________, 1994
trustee,  and  may  be  revoked  or  changed  only  by  new               -----------------------------------------------------
instructions received by  the trustees, at  least two  days                    Please sign exactly as name appears hereon
before the annual meeting.

  SHARES

                              Pacific Enterprises


                   Narrative Description of Graphic and Image
                           Information in Registrant's
                                 Proxy Materials


                                     Description of Graphic or
                                         Image Information
                                     --------------------------


Letter to Shareholders    Contains stylized type for Pacific Enterprises
- ----------------------    name and signature of Chairman of the Board and
                          Chief Financial Officer.


Proxy Statement
- ---------------

  Page 1                  Contains stylized type for Pacific Enterprises name.

  Page 5                  Contains pictures of four directors named thereon.

  Page 6                  Contain pictures of four directors named thereon.

  Page 7                  Contains pictures of two directors named thereon.

  Page 11 Contains line graph comparing five year total cumulative return on $100 invested in Pacific Enterprises, S&P 500, AGA Diversified/Integrated Gas Utilities and AGA Gas Distribution Utilities showing the data points set forth below:

                                                                   AGA Gas
                    Pacific                 AGA Diversified        Distribution
                    Enterprises   S&P 500   Integrated Utilities   Utilities
                    -----------   -------   --------------------   ------------
       12/31/88     $100          $100      $100                   $100

       12/31/89     $146          $132      $132                   $140

       12/31/90     $122          $127      $127                   $134

       12/31/91     $89           $166      $108                   $162

       12/31/92     $64           $179      $114                   $193

       12/31/93     $84           $197      $130                   $225


  Page 11 Contains line graph comparing one year total cumulative return on $100 invested in Pacific Enterprises, S&P 500, AGA Diversified/Integrated Gas Utilities and AGA Gas Distribution Utilities showing the data points set forth below:

                                                                   AGA Gas
                    Pacific                 AGA Diversified        Distribution
                    Enterprises   S&P 500   Integrated Utilities   Utilities
                    -----------   -------   --------------------   ------------
       12/31/92     $100          $100      $100                   $100

        3/31/93     $132          $104      $104*                  $104*

        6/30/93     $132          $105      $105*                  $105*

        9/30/93     $144          $108      $108*                  $108*

       12/31/93     $131          $110      $113                   $116

- ------------------------------
*Represents average return for 1993 by quarter.


Inside back cover   Printed material is enclosed in a box which also contains
                    stylized type for Pacific Enterprises name.

Outside back cover  Contains map of location of Annual Meeting of Shareholders and stylized type for Pacific Enterprises name.


Form of Proxy
- -------------


Front               Contains stylized type for Pacific Enterprises name.


Reverse Printed material is enclosed in two boxes with boxes provided within each for marking votes.


Form of Voting Authorization
- ----------------------------


Front               Contains stylized type for Pacific Enterprises name.


Reverse Printed material is enclosed in two boxes with boxes provided within each for marking votes.